Exhibit 5.1
[Wilson Sonsini Goodrich & Rosati Letterhead]
April 4, 2006
Omniture, Inc.
550 East Timpanogas Circle
Orem, UT 84097

Re:	Registration Statement on Form S-l
Ladies and Gentlemen:
     We have examined the registration statement (the “Registration Statement”) on Form S-l filed by Omniture, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to $120,000,000 worth of shares of the Company’s common stock to be sold by the Company and the selling stockholders (including shares of the Company’s common stock that may be sold by the Company pursuant to an over-allotment option to be granted by the Company to the underwriters) (collectively, the “Shares”). The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement to be filed as an exhibit thereto. As legal counsel to the Company, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.
     Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati